Exhibit (99.2)

FINANCIAL STATEMENTS FOR THE YEAR ENDED MARCH 31, 2009

2008 - 2009

TABLE OF CONTENTS

MANAGEMENT’S REPORT	3

AUDITOR’S REPORT	4

FINANCIAL STATEMENTS	5

INCOME AND ACCUMULATED SURPLUS	5

STATEMENT OF FINANCIAL POSITION	6

CASH FLOWS	7

NOTES TO THE FINANCIAL STATEMENTS	8

Financement-Québec	2008-2009 Financial Statements

MANAGEMENT’S REPORT

The financial statements of Financement-Québec have been drawn up by the management of the Corporation, which is responsible for their preparation and their presentation, including significant judgements and estimates. This responsibility includes choosing appropriate accounting practices that satisfy Canadian generally accepted accounting principles. The financial information contained in the rest of the operational report agrees with the information given in the financial statements.

To carry out its responsibilities, the management of the Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that assets are protected and that operations are correctly accounted for in a timely fashion, are duly approved and are such as to produce reliable financial statements.

The management of the Corporation acknowledges that it is responsible for managing the affairs of the Corporation in accordance with the laws and regulations that govern it.

The Board of Directors must oversee how the Corporation’s management carries out the responsibilities incumbent on it in terms of financial information and it has approved the financial statements.

The Auditor General of Québec has audited the Corporation’s financial statements in accordance with Canadian generally accepted auditing standards, and his report sets out the nature and extent of this audit and expresses his opinion.

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Québec City, June 4, 2009,

Financement-Québec	2008-2009 Financial Statements

AUDITOR’S REPORT

To the Minister of Finance,

I have audited the statement of financial position of Financement-Québec as at March 31, 2009 and the statement of income and accumulated surplus as well as the statement of cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at March 31, 2009 and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), I report that, in my opinion, these principles have been applied on a basis consistent with that of the preceding year.

/s/ Renaud Lachance
Renaud Lachance, CA auditor
Auditor General of Québec

Québec City, June 4, 2009,

Financement-Québec	2008-2009 Financial Statements

FINANCIAL STATEMENTS

Income and Accumulated Surplus

For the fiscal year ended March 31, 2009

(Thousands of dollars)

	2009	2008
NET INTEREST INCOME

Interest on loans	643 229	602 250
Amortization of discounts and premiums on loans	591	639
Interest on borrowings and advances	(664 163)	(652 645)
Amortization of discounts and premiums on borrowings and advances	3 708	4 186
Interest on short-term investments	28 850	47 536
	12 215	1 966
OTHER OPERATIONS

Net issuance expenses charged to borrowers	6 554	6 935
Administration expenses charged to borrowers	2 865	2 242
	9 419	9 177
	21 634	11 143
OPERATION AND ADMINISTRATION EXPENSES

Wages, salaries and allowances	571	394
Professional, administrative and other services	21	51
Service agreement with the Financing Fund	372	756
Other	56	26
	1 020	1 227
SURPLUS FOR THE YEAR	20 614	9 916
ACCUMULATED SURPLUS AT THE BEGINNING	84 245	74 329
ACCUMULATED SURPLUS AT THE END	104 859	84 245

Financement-Québec	2008-2009 Financial Statements

Statement of Financial Position

As at March 31, 2009

(Thousands of dollars)

	2009	2008
ASSETS

Loans (note 3)	14 288 807	13 397 751
Accrued interest on loans	181 887	185 734
	14 470 694	13 583 485
Cash position	48	7
Short-term investments (note 4)	369 364	1 031 762
Accounts receivable	848	791
	14 840 954	14 616 045
LIABILITIES

Borrowings (note 5)	13 954 105	13 732 906
Advances from the Consolidated Revenue Fund (note 6)	602 005	614 460
Accrued interest on borrowings and advances	168 116	172 824
Accounts payable	715	363
Deferred income	1 154	1 247
	14 726 095	14 521 800
Net assets

Capital stock (note 8)	100	100
Contributed surplus	9 900	9 900
Accumulated surplus	104 859	84 245
	14 840 954	14 616 045

The notes are an integral part of the financial statements.

FOR THE BOARD OF DIRECTORS

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Financement-Québec	2008-2009 Financial Statements

Cash Flows

For the fiscal year ended March 31, 2009

(Thousands of dollars)

	2009	2008
OPERATING ACTIVITIES

Surplus for the year	20 614	9 916
Adjustments for:
Amortization of discounts and premiums on loans	(591)	(639)
Amortization of discounts and premiums on borrowings and advances	(3 708)	(4 186)
	16 315	5 091
Changes in non-cash items related to operating activities:
Accrued interest on loans	3 847	4 676
Accounts receivable	(57)	44
Accrued interest on borrowings and advances	(4 708)	(8 154)
Accounts payable	352	(270)
Deferred income	(94)	(582)
	(660)	(4 286)
Cash flows from operating activities	15 655	805

INVESTING ACTIVITIES

Loans	(5 565 793)	(2 490 462)
Loan repayments	4 675 328	1 189 352
Cash flows used in investing activities	(890 465)	(1 301 110)

FINANCING ACTIVITIES

Short-term borrowings	11 994 167	12 301 282
Long-term borrowings	2 675 663	2 009 063
Repayments of advances from the Consolidated Revenue Fund	(8 848)	(395 561)
Repayments of long-term borrowings	(2 037 700)	(500 000)
Repayments of short-term borrowings	(12 410 829)	(11 130 732)
Cash flows from financing activities	212 453	2 284 052
CHANGE IN CASH AND CASH EQUIVALENTS	(662 357)	983 747
CASH AND CASH EQUIVALENTS AT THE BEGINNING	1 031 769	48 022
CASH AND CASH EQUIVALENTS AT THE END (note 9)	369 412	1 031 769

The notes are an integral part of the financial statements.

Financement-Québec	2008-2009 Financial Statements

NOTES TO THE FINANCIAL STATEMENTS

1. Constitution, Purpose and Financing

Financement-Québec (the Corporation) was incorporated under An Act respecting Financement-Québec (R.S.Q., c. F-2.01) which entered into force on October 1, 1999. The Corporation is a legal person with share capital and is a mandatary of the State.

The Corporation’s main purpose is to supply financial services to public organizations covered by its act of incorporation. It finances them directly by granting them loans or by issuing debt securities on their behalf. It advises them to facilitate their access to credit and to minimize their financing costs and, to that end, it develops financing programs. It may also manage the financial risks of these organizations, in particular cash flow risks and exchange risks. The Corporation may also provide public organizations with technical services regarding financial analysis and management.

The Corporation charges loan issuance expenses to borrowers to offset those incurred by the Corporation on borrowings made. The Corporation also charges administration expenses to borrowers. The level of expenses charged is subject to government approval.

Financement-Québec issues debt securities that are guaranteed by the Québec government.

Financement-Québec is not subject to Québec or Canadian income tax.

Financement-Québec	2008-2009 Financial Statements

2. Accounting Principles

For the purposes of preparing its financial statements, the Corporation primarily uses the CICA Public Sector Accounting Handbook.  Use of any other source of generally accepted accounting principles is consistent with that Handbook.

In accordance with Canadian generally accepted accounting principles, the preparation of the Corporation’s financial statements requires that management make use of accounting estimates and assumptions. These have an impact on the recognition of assets and liabilities, the presentation of assets and contingent liabilities on the date of the financial statements and the recognition of proceeds and charges during the period covered by the financial statements. The actual results may differ from these estimates.

Short-term Investments

Short-term investments are recorded at the lesser of cost and market value.

Borrowings and Advances from the Consolidated Revenue Fund

Borrowings and advances from the Consolidated Revenue Fund are recorded at the amount received at the time of issue, adjusted by the premium or discount amortized over the remaining term of each security using the straight-line method, to obtain the amount of principal repayable at maturity.

Currency Translation

Borrowings and advances from the Consolidated Revenue Fund denominated in foreign currencies and repayable in Canadian currency under currency swap contracts are determined at the exchange rate stipulated in such contracts.

Cash and Cash Equivalents

The Corporation presents, under cash and cash equivalents, bank balances and short-term investments that are easily convertible in the short term into a known amount of cash whose value is not likely to change significantly.

Financial Derivatives

Financement-Québec uses financial derivatives to manage interest rate and exchange risks. It is the policy of the Corporation not to use financial derivatives for trading or speculative purposes.

The Corporation documents in due form the relations between hedging instruments and hedged items by associating all the financial derivatives used in hedging operations with specific assets and liabilities shown on the balance sheet or the statement of cash flows. The exchange risk management strategy and objective on which the various hedging operations are based are also documented. It also methodically determines, both when implementing the hedge and subsequently, whether the derivatives used in hedging operations effectively offset the changes in fair values or cash flows of the hedged items.

Financement-Québec	2008-2009 Financial Statements

Gains and losses realized on derivatives by the Corporation are posted to the income statement at the same time as those associated with the hedged assets or liabilities.

3. Loans

Borrowers

(Thousands of dollars)

	March 31, 2009	March 31, 2008
School boards	4 734 271	4 794 388
General and vocational colleges	1 386 049	1 542 037
Health and social services institutions and agencies	5 526 629	4 833 570
University institutions and others	2 641 858	2 227 756
	14 288 807	13 397 751

Due in Fiscal year	March 31, 2009	March 31, 2008
2009	—	1 554 815
2010	1 882 000	1 682 352
2011	364 087	393 727
2012	1 949 738	2 010 104
2013	1 771 971	1 893 555
2014	3 055 243	2 588 684
2015-2034	5 265 768	3 274 514
	14 288 807	13 397 751

Loans maturing during the fiscal year ending March 31, 2010 include $335 913 227 of short-term loans. For the long-term loans, maturities and interest rates on loans made by the Corporation are, with a few exceptions, identical to those of advances received from the Consolidated Revenue Fund and the borrowings contracted for this purpose taking into consideration currency and interest rate swap contracts, if any.  However, depending on the amounts available, the Corporation may make new loans from repayments of loans. These new loans are made at interest rates and maturities that may differ from the conditions of the advance or borrowing initially received. The balance of discounts and premiums on loans to be amortized over subsequent years was $ 4 638 as at March 31, 2009.

Financement-Québec	2008-2009 Financial Statements

4. Short-term Investments

(Thousands of dollars)

	March 31, 2009	March 31, 2008
Notes	275 384	804 662
Deposit certificates	44 000	227 100
Commercial paper[1]	49 980	—
Total	369 364	1 031 762

(1)             This investment is issued by CDP Financial Inc. and guaranteed by the Caisse de dépôt et placement.

Short-term investments bear interest at rates varying from 0.5% to 1.87%.

5. Borrowings

(Thousands of dollars)

Due in Fiscal year	March 31, 2009			March 31, 2008
	Amount	Rate (%)		Amount
Repayable in Canadian currency

2009				2 276 050
2010	2 253 888	3.849 to 4.8683 ; variable	[1,2]	1 500 000
2011	400 000	3.779 to 4.2075		400 000
2012	1 900 000	4.16 to 5.2764 ; variable	[2]	1 900 000
2013	1 020 000	4.134 to 5.0625		1 020 000
2014	3 656 000	3.135 to 5.123 ; variable	[2]	3 056 000
2015	1 857 000	3.0068 to 4.7203		1 000 000
2016	1 509 400	4.082 to 6.393		509 400
2035	590 900	4.877 to 5.58		349 900
	13 187 188			12 011 350
Plus:
Currency swap contracts in Canadian currency	782 000			1 714 200
Plus (minus):
Deferred premiums and discounts on borrowings and advances	(15 083)			7 356
Total in Canadian currency	13 954 105			13 732 906

Financement-Québec	2008-2009 Financial Statements

Due in Fiscal year	March 31, 2009		March 31, 2008
	Amount	Rate (%)	Amount
Balance forward	13 954 105		13 732 906

Repayable in United States currency

2013	782 000	5.391 to 5.82	782 000
Less:
Currency swap contracts in Canadian currency	782 000		782 000
Total in United States currency	—		—

Repayable in euros

2009	—		932 200
Less:
Currency swap contracts in Canadian currency	—		932 200
Total in euros	—		—
Total borrowings	13 954 105		13 732 906

Note:   All these borrowings are repayable solely at maturity. Borrowings maturing during the fiscal year ending March 31, 2010 include $753 888 275 of short-term borrowings. All borrowings are guaranteed by the Québec government.

(1)                   Short-term borrowings bear interest at rates varying from 0.36511% to 1.43019%.

(2)                   Rate of 3-month bankers’ acceptances plus a spread varying between minus 0.005% and plus 0.10%.

Financement-Québec	2008-2009 Financial Statements

6. Advances from the Consolidated Revenue Fund

(Thousands of dollars)

Due in Fiscal year	March 31, 2009		March 31, 2008
	Amount	Rate (%)	Amount
Repayable in Canadian currency

2009	—		5 000
2010	387 350	5.50 to 11.00	387 924
2012	61 360	9.5	62 894
2023	146 925	9.375	148 665
	595 635		604 483
Plus:
Deferred premiums and discounts	6 370		9 977
Total advances from the Consolidated Revenue Fund	602 005		614 460

The amounts of principal payments to be made on advances from the Consolidated Revenue Fund over the next five fiscal years are as follows:

(Thousands of dollars)

Fiscal year	Amount
2010	390 624
2011	3 274
2012	60 032
2013	1 740
2014	1 740

Financement-Québec	2008-2009 Financial Statements

7. Financial Instruments

Financement-Québec uses interest rate swap contracts to manage interest rate risks on its financial intermediation activities. Interest rate swap contracts give rise to the periodic exchange of interest payments without an exchange of the reference face amount on which the payments are based and are recorded as an adjustment to the interest expense on the hedged borrowing instrument.  The volume of interest rate swap contracts in Canadian currency as at March 31, 2009 is $16 921 million (March 31, 2008: $17 047 million).

Financement-Québec also uses currency swap contracts to manage its risk exposure under certain borrowing instruments denominated in foreign currencies. The Corporation shows currency swap contracts as hedging of its firm commitments to pay the principal and interest on the debt denominated in foreign currencies, failing which it would be exposed to a foreign exchange risk. Exchange gains and losses on the principal covered by swap contracts are offset by corresponding exchange losses and gains on the debt denominated in foreign currencies.

The fair value of Financement-Québec’s assets and liabilities as at March 31, 2009 was valued by discounting cash flows at the market rate for similar fixed-rate securities. Interest rate and currency swap contracts are used solely for hedging purposes and are valued in the same way as assets and liabilities.

(Thousands of dollars)

	March 31, 2009		March 31, 2008
	Book value	Fair value	Book value	Fair value
Borrowings and Advances

Borrowings	13 954 105	14 262 810	13 732 906	13 900 991
Advances from the Consolidated Revenue Fund	602 005	671 293	614 460	704 317
Currency swap contracts	—	94 463	—	120 504
Interest rate swap contracts	—	401 447	—	139 666
Total for borrowings and advances	14 556 110	15 430 013	14 347 366	14 865 478
Loans

Total for loans	14 288 807	15 067 761	13 397 751	13 886 223

The value of other asset and liability financial instruments corresponds essentially to book value in view of their nature or the short-term maturity of these instruments.

Financement-Québec	2008-2009 Financial Statements

8. Capital Stock

Description

Authorized:

1 000 000 shares with a par value of $100 each.

Issued and paid for:

1 000 shares: $100 000

The Corporation’s shares are held by the Minister of Finance of Québec.

9. Cash Flows

(Thousands of dollars)

	March 31, 2009	March 31, 2008
Cash and cash equivalents

Cash position	48	7
Short-term investments	369 364	1 031 762
	369 412	1 031 769

Interest paid by the Corporation during the year amounted to $678 020 061 (2008: $655 312 807).

10. Related Party Transactions

In addition to the related party transactions already disclosed in the financial statements and recorded at exchange value, the Corporation is related to all the ministries and special funds as well as all the organizations and enterprises controlled directly or indirectly by the Québec government or subject either to joint control or to significant common influence by the Québec government. All the Corporation’s business transactions with these related parties were carried out in the normal course of its activities and under usual business conditions. These transactions are not separately disclosed in the financial statements.

11. Comparative Figures

Some figures for the preceding fiscal year have been reclassified for consistency with the presentation adopted in the current fiscal year, essentially, premiums and discounts on borrowings and advances from the Consolidated Revenue Fund.